FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-05

Sent: Friday, May 19, 2017 12:15 PM
Subject: GSMS 2017-GS6 -- Final Pricing Details (Public)(external)

GSMS 2017-GS6 -- Final Pricing Details (Public)(external)

$826.272mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Managers: Academy Securities, Inc. and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cpn	Sprd	Yield	$Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	15.431	3.00	30.000%	1.945	S+28	1.934	99.99967
A-2	Aaa(sf)/AAAsf/AAA(sf)	250.000	9.57	30.000%	3.164	S+90	3.053	100.99445
A-3	Aaa(sf)/AAAsf/AAA(sf)	359.651	9.83	30.000%	3.433	S+92	3.088	102.99470
A-AB	Aaa(sf)/AAAsf/AAA(sf)	29.390	7.18	30.000%	3.230	S+75	2.771	102.99495
A-S	Aa2(sf)/AAAsf/AAA(sf)	84.147	9.93	21.000%	3.638	S+112	3.294	102.99950
B	NR/AA-sf/AA-(sf)	45.579	9.94	16.125%	3.869	S+135	3.525	102.99294
C	NR/A-sf/A-(sf)	42.074	9.94	11.625%	4.322	S+180	3.975	102.99795

Collateral Summary

Initial Pool Balance:	$959.131mm
Number of Mortgage Loans:	33
Number of Mortgaged Properties:	73
Average Cut-off Date Mortgage Loan Balance:	$29.065mm
Weighted Average Mortgage Interest Rate:	4.4013%
Weighted Average Remaining Term to Maturity (mos):	118
Weighted Average Remaining Amortization Term (mos):	360
Weighted Average Cut-off Date LTV Ratio:	57.1%
Weighted Average Maturity Date LTV Ratio:	52.7%
Weighted Average Underwritten DSCR Ratio:	2.38x
Weighted Average Debt Yield on Underwritten NOI:	11.9%
% of Mortgage Loans with Mezzanine Debt:	9.96%
% of Mortgage Loans with Subordinate Debt:	9.96%
% of Mortgage Loans with Preferred Equity:	7.5%
% of Mortgaged Properties with Single Tenants:	28.1%

Property Type:	48.3% Office, 18.7% Mixed Use, 17.0% Retail, 10.6% Industrial, 3.4% Hospitality, 1.2% Multifamily, 0.8% Self Storage

Top 5 States:	25.8% CA, 8.4% DC, 8.3% VA, 8.1% CO, 6.8% MD

CUSIPs

Class	CUSIP
A-1	36253PAA0
A-2	36253PAB8
A-3	36253PAC6
A-AB	36253PAD4
A-S	36253PAG7
B	36253PAH5
C	36253PAJ1

Anticipated Timing

Anticipated Closing:	Wednesday, May 31st

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.